Exhibit 99

DiamondCluster International North America Inc.
Suite 3000 John Hancock Center
875 North Michigan Ave. Chicago, IL 60611
T:312 255 5000 F: 312 255 6000
www.diamondcluster.com
News Release
For review and approval
Media Contact:
David Moon
+1.312.255.4560
david.moon@diamondcluster.com
Investor Contact:
Laura Cinat
+1.312.255.6167
laura.cinat@diamondcluster.com
Jay Norman Elected to DiamondCluster Board of Directors
CHICAGO, Nov. XX, 2005 – Jay D. Norman, Managing Director of DiamondCluster International’s (Nasdaq: DTPI) North American and UK practice, has been elected to the firm’s board of directors, the global management consulting firm announced today. Norman, who as previously announced will become President and Chief Operating Officer, effective April 1, 2006, becomes the 13th member of the firm’s board.
“Jay’s integrity, leadership capabilities and the breadth of his experience will serve DiamondCluster’s shareholders well,” said Mel Bergstein, DiamondCluster’s Chairman and Chief Executive Officer. “I know I speak for our entire board in welcoming him to this new position. He will make a significant contribution in helping the board fulfill its obligations.”
Norman, 47, is a frequently quoted thought leader and speaker on business and information technology strategies and trends. He has written and spoken extensively on issues in financial services, including banking and capital markets, and continues to lead DiamondCluster’s financial services practice.
Norman’s career is marked by extensive experience in working at the highest levels of client organizations. In addition, he has successfully built and led profitable consulting practices in both public and private company environments. His experience includes positions with McKinsey and Company, Inc. and Andersen Consulting (now Accenture). Jay holds a Master of Business Administration degree and a Bachelor of Arts degree from Drake University. He is a resident of the Chicago suburbs.
About DiamondCluster International
DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations,

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Jay Norman Joins DiamondCluster Board

and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, the Middle East and South America. To learn more, visit www.diamondcluster.com.
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